As filed with the Securities and Exchange Commission on April 27, 2005

                                                     Registration No. 333-122391

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------
                                SPATIALIGHT, INC.
             (Exact name of registrant as specified in its charter)

           New York                                             16-1363082
(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                               Identification No.)

                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 Robert A. Olins
                             Chief Executive Officer
                                SpatiaLight, Inc.
                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------
                                   Copies to:

                                Melvin Katz, Esq.
                                 Bryan Cave LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 541-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

      From time to time as described in the prospectus after the effective date of this Registration Statement.


      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
===================================================== ==================== ==================== ==================== ===============
                                                                            Proposed Maximum         Proposed           Amount of
               Title of Each Class of                       Amount           Offering Price      Maximum Aggregate    Registration
            Securities to be Registered                to be Registered       Per Share (1)     Offering Price (1)         Fee
----------------------------------------------------- -------------------- -------------------- -------------------- ---------------
Common shares, par value $.01 per share (underlying    1,028,807 Shares           $5.05             $5,195,475         $611.51 (3)
principal outstanding under notes convertible at
$9.72 per share) (2)
----------------------------------------------------- -------------------- -------------------- -------------------- ---------------
Common shares, par value $.01 per share (underlying     841,836 Shares            $5.05             $4,251,272         $500.37 (3)
interest under notes) (2)
===================================================== ==================== ==================== ==================== ===============

===================================================== ==================== ==================== ==================== ===============
Common shares, par value $.01 per share (shares         125,000 Shares            $5.05              $631,250          $74.30 (3)
issued upon exercise of unregistered warrants)
----------------------------------------------------- -------------------- -------------------- -------------------- ---------------
Common shares, par value $.01 per share (shares          50,000 Shares            $5.05              $252,500          $29.72 (3)
issued upon exercise of unregistered warrant)
===================================================== ==================== ==================== ==================== ===============

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on The NASDAQ SmallCap Market on April 26, 2005.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional or lesser number of shares as may be offered or issued to the selling shareholders solely by reason of stock splits, stock dividends, or similar transactions.

(3) The registrant previously paid an aggregate of $1,807.48. The amount of the registration fee has been reduced due to the number of shares being registered being reduced to 2,045,643.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                              SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED APRIL 27, 2005


                                SPATIALIGHT, INC.

                             2,045,643 COMMON SHARES


      This prospectus relates to the resale of up to 2,045,643 of our common shares, par value $.01 per share, by certain selling shareholders listed in this prospectus under the section entitled "Selling Shareholders."

      Our common shares are traded on The NASDAQ SmallCap Market under the symbol "HDTV." On April 25, 2005, the last sale price of our common shares as reported on The NASDAQ SmallCap Market was $4.94 per share.


      Together with this registration statement, we previously filed, on January 31, 2005, a registration statement on Form S-3 (Registration Number 333-122392) for the sale of up to 2,000,000 of our common shares, on a delayed or continuing basis, which has not been declared effective by the SEC to date, and a registration statement on Form S-8 (Registration Number 333-122393) for the sale, from time to time, of 2,000,000 of our common shares underlying options granted under our 1999 Stock Option Plan.


      The selling shareholders have informed the Company that they do not intend to employ the services of an underwriter. The selling shareholders, through agents or dealers who may be considered underwriters, may, however, sell all or some of their shares that are the subject of this prospectus on terms to be determined at the time of sale.

      We will not receive any of the proceeds from the sale of the shares being offered hereby for the account of the selling shareholders. Such proceeds will be received by the selling shareholders.


      An investment in our common shares involves a high degree of risk. Please carefully consider the information under the heading "risk factors" beginning on page 2.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                            ------------------------



                 The date of this prospectus is April __, 2005.

                                TABLE OF CONTENTS



                                                                                         Page

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................................ 1

SUMMARY.................................................................................. 1

RISK FACTORS............................................................................. 2

ABOUT SPATIALIGHT....................................................................... 13

USE OF PROCEEDS......................................................................... 19

SELLING SHAREHOLDERS.................................................................... 20

DESCRIPTION OF COMMON SHARES............................................................ 23

LEGAL MATTERS........................................................................... 26

WHERE TO FIND MORE INFORMATION.......................................................... 26

DOCUMENTS INCORPORATED BY REFERENCE..................................................... 27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..... 27

             CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


      Certain statements and information contained in this prospectus concerning our future, proposed and anticipated activities, certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the electronics industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed below under "Risk Factors."


                                     SUMMARY

      Business


      We are in the business of manufacturing high-resolution liquid crystal on silicon (LCoS) microdisplays. We are currently offering two types of products,
(i) LCoS Sets and (ii) display units, to our customers and prospective customers, who are located primarily in Asia. We currently manufacture two models of our LCoS Sets. The T-1 model has a 1280 pixels by 960 pixels configuration and the newer generation T-3 model has a higher resolution 1920 pixels by 1080 pixels configuration. See "About SpatiaLight" for a more detailed description of our LCoS Sets and display units.


      Our current customers and current prospective customers are original equipment manufacturers (OEMs) engaged in the businesses of manufacturing high definition televisions or manufacturing light engines for incorporation into high definition televisions. Our products also are suitable for incorporation into other potential display applications including rear projection computer monitors, wireless communication devices, portable games and digital assistants, although we are not currently working with OEMs of any of these products.

      Our principal executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949, and our telephone number is (415) 883-1693.

      For   additional   information   concerning   our  business,   see  "About
SpatiaLight."

      The Offering


      The selling shareholders are offering for sale under this prospectus 2,045,643 of our common shares. Of these shares, certain of the selling shareholders are offering 1,870,643 common shares issuable upon (1) conversion of up to $10,000,000 principal amount of Senior Secured Convertible Notes, and
(2) the balance as interest on the Senior Secured Convertible Notes (see "Senior Secured Convertible Debt Financing" under "About SpatiaLight" for a detailed description of the financing transaction pursuant to which the selling shareholders acquired or have the right to acquire the shares that are the subject of this prospectus). Certain of the selling shareholders are offering 175,000 shares, which were issued upon the exercise of unregistered warrants at an exercise price of $3.50. For additional detail regarding any of these shares, see "Selling Shareholders."

                                  RISK FACTORS


The shares offered hereby are speculative in nature and involve a high degree of risk. Prior to making an investment decision with respect to securities of SpatiaLight, prospective investors should carefully consider, along with the other matters discussed in this prospectus, the following risk factors:


We have a history of losses and may incur losses in the future and therefore cannot assure you that we will achieve profitability.

      We have incurred losses to date and have experienced cash shortages. In 2004 and 2003, we incurred net losses of approximately $9,367,000 and $9,516,000, respectively. In addition, we had an accumulated deficit of approximately $67,641,000 as of December 31, 2004. We expect additional losses as we continue spending for production and other business activities as well as further research and development of our products. As a result, we will need to generate substantial sales to support our costs of doing business before we can begin to recoup our operating losses and accumulated deficit and achieve profitability.

While we have obtained financing and financing commitments that we expect will be sufficient to fund our currently anticipated financial needs through the second quarter of 2006, if we are unable to obtain further financing in the future or generate required working capital for future capital needs, our ability to operate could suffer or cease.

      Our operations to date have consumed substantial amounts of cash and will continue to require substantial amounts of capital in the future. In order to remain competitive, we must continue to make significant investments essential to our ability to operate profitably, including further investments in research and development, equipment, facilities and production activities. Our financial condition and liquidity have been strongly assisted through private sales of our common shares, the $10,000,000, less expenses, raised by us in the November 2004 Financing, the approximately $4,955,000 raised from the sale in December 2003 of one million of our common shares which were registered for sale by means of a "shelf" registration process, and $2,888,703 raised through exercises of stock options and warrants during 2004. The purchasers in the November 2004 Financing also have the option, which expires on August 31, 2005, to lend an additional $5,000,000 on the same terms, as more fully described in "About SpatiaLight - Senior Secured Convertible Debt Financing." In addition, Robert A. Olins, Chief Executive Officer and a director of SpatiaLight and Greenpark Limited, jointly committed to provide us with up to $6,000,000 in future financing, subject to the conditions more fully described in "About SpatiaLight - Senior Secured Convertible Debt Financing." Despite our current financial condition and the financing commitments, we may still require additional financing to satisfy our increasing working capital requirements in the future. Reliance on private equity purchase agreements and public offerings and exercises of derivative securities to finance our future operations entails the additional risks of default by purchasers under such equity purchase agreements or our inability to sell publicly registered shares and an insufficient number of warrants being exercised owing to the prevailing market prices of our underlying common shares. In the event that we require additional financing in the future and we are unable to obtain further financing on satisfactory terms, or we are unable to generate sales sufficient to offset our costs, or if our costs of development and operations are greater than we anticipate, we may be unable to increase the size of our business at the rate desired or may be required to delay, reduce, or cease certain of our operations, any of which could materially harm our business and financial results.

The obligations arising from the November 2004 Financing restricts our future financing alternatives and may result in financial difficulties for us in the future.

      The $10,000,000 Senior Secured Convertible Notes issued pursuant to the November 2004 Financing bear a 10% rate of interest and are not prepayable, in whole or in part, prior to their maturity on November 30, 2007. Therefore, we do not have the right to refinance the Senior Secured Convertible Notes with debt obligations bearing more favorable terms to us or out of the proceeds of an equity financing until their above-noted maturity date. However, after the first anniversary of the November 2004 Financing's closing, we have the right to force conversion of the Senior Secured Convertible Notes into our common shares in the event that our common shares trade at or above $14.58 (150% of the $9.72 conversion price of the Senior Secured Convertible Notes) for twenty consecutive trading days. Furthermore, the Senior Secured Convertible Notes are secured by virtually all of the assets of our Company, other than those located in Korea, and it may therefore be difficult for us to obtain future debt financing; however, the terms of the November 2004 Financing allow us to subordinate the security interests of the Senior Secured Convertible Notes to a security interest given to a bank or other institution arising from accounts receivable, contractual rights, inventory or similar financing. If we default in meeting our obligations under the Senior Secured Convertible Notes, the indebtedness which they evidence will become immediately due and payable, and the holders of such Senior Secured Convertible Notes will be entitled to foreclose on our assets to the serious detriment of our future operations. As noted elsewhere in this registration statement, the Senior Secured Convertible Notes are convertible into our common shares and the issuance of the shares that are the subject of this prospectus (including any shares issued in payment of interest on such Notes) may have a dilutive effect on the value of our outstanding common shares.


We are subject to lengthy development periods and product acceptance cycles, which may significantly harm our business.

      Our business model requires us to develop microdisplays that perform better than existing technologies, manufacture our LCoS Sets and/or display units in bulk, and sell the resulting LCoS Sets and/or display units to original equipment manufacturers that will then incorporate them into their products. Original equipment manufacturers make the determination during their product development programs whether or not to incorporate our LCoS Sets and/or display units in their products. This requires us to invest significant amounts of time and capital in designing our LCoS Sets and/or display units before we can be assured that we will generate any significant sales to our customers or even recover our investment. If we fail to recover our investment in the LCoS Sets and/or display units, it could seriously harm our financial condition. In addition, the time period that our products may be demanded by our customers could be limited by the acceptance of new technologies developed by our competitors.

We  incur  substantial   operational  and  research  and  development  costs  in
connection with products and technologies that may not be successful.

      We currently have nine full-time engineering and fourteen full-time manufacturing personnel based in California working on our products. We have recently hired three engineers and thirty technicians and three additional employees in management/finance/administrative in Korea. We expect to hire and train an additional fifteen to twenty manufacturing personnel in Korea by the end of the first quarter of 2005 and an additional five engineers and 150 manufacturing personnel by the end of 2005. This staffing creates significant operational and research and development costs that may not be recouped. Even if our current LCoS Sets become accepted and/or successful, we must continue to use, and may increase in number, our engineering and manufacturing personnel to develop future generations of our microdisplays because of the rapid technological changes in our industry. As a result, we expect to continue incurring significant operational and research and development costs.

We are currently manufacturing and shipping our products in limited commercial quantities, but unanticipated difficulties in manufacturing our products in larger quantities may make it difficult to meet customer demands from time to time and our operating results could be significantly harmed by such difficulties.

      Problems in production of our LCoS Sets or display units or lower than expected manufacturing yields could significantly harm our business because we will have already incurred the costs for the materials used in the microdisplay manufacturing process. These problems could cause delays that might lead our current and prospective customers to seek other sources.

      We currently obtain silicon backplanes, a vital component in our LCoS Sets, from the Far East. Some Asian countries are subject to earthquakes, typhoons and political instability. Unless we obtain an alternative source, any disruption or termination of our silicon manufacturing source's operation in Taiwan or air transportation with the Far East could significantly harm our operations.

      Our LCoS Sets are assembled by combining the silicon backplanes with electronic components. The design and manufacture of LCoS Sets and display units are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. We lease clean room space in California where we currently manufacture our LCoS Sets. We believe that these current arrangements provide us with strong quality controls and effectively protect our proprietary technology in our products, but the risks discussed above associated with the highly complex processes of manufacturing these liquid crystal microdisplays remain applicable.

      We continue to have working arrangements with the manufacturer of the light engines and lamps required in the assembly of our display units. We have entered into an agreement for the supply of prisms and filters which are also required for the assembly of such units. We do not have other such agreements which are binding upon the manufacturers of the other components and no such manufacturer is bound to furnish us with any specific quantities of their products at previously specified prices. At this date, we are not aware that any of our component manufacturers has a known shortage of critical material.

      Because the manufacture of our LCoS Sets involves highly complex processes and technical problems may arise as we manufacture our liquid crystal microdisplays, we cannot assure the manufacturing yields of our products. Current purchase orders and anticipated future purchase orders, which we cannot assure, will require us to produce greater quantities of our LCoS Sets than we have produced in the past. Problems in production, including problems associated with increasing our production output or lower than expected manufacturing yields could significantly harm our business and operating results. In addition, the complexity of our manufacturing processes will increase as the sophistication of our LCoS Sets and display units increases, and such complexities may lend to similar difficulties that could harm our business and operating results. Although we believe that we will be able to mass produce our LCoS Sets, other companies, including some with substantially greater resources than us, have found great difficulty or failed to do so. We do not have reliable information about why other companies have failed to manufacture similar liquid crystal microdisplays and can therefore make no assurances that we will not encounter similar problems.

While  we  intend,  in the  near  future,  to  commence  operations  in our  new manufacturing facility in the Republic of Korea, which will serve as our principal facility for manufacturing our microdisplay products, we may encounter difficulties in transitioning our manufacturing operations and difficulties in maintaining our quality controls over the manufacturing and production processes, any of which would be likely to cause significant harm to our business.

      Our decision to locate our principal manufacturing operations in the Republic of Korea may cause us to encounter one or more potential problems that could harm our business. Such potential problems could arise in connection with transitioning our manufacturing operations to the new facility in Korea. Other problems may arise in the training of employees, which may occur as the result of cultural or language differences, which may create misunderstandings or cause inefficiencies in our operations. The geographic separation between our corporate offices in the United States and our principal manufacturing operation in Korea could result in managerial or supervisory problems, which could lead to decreased quality controls and a subsequent material harm to our business.

Geopolitical conditions or potential military conflicts between allies the United States and the Republic of Korea and North Korea may negatively impact our business.

      We  intend  to  operate  our  principal  manufacturing  operations  in the
Republic  of Korea  commencing  in the second  quarter  of 2005 and our  largest expected  customer,  LG  Electronics,  resides  in the  Republic  of Korea.  The
Republic of Korea and North Korea are technically at war with each other, despite the sanctioned existence of the Demilitarized Zone and the relative absence of physical conflict for several decades. Any escalation in the existing military conflict between these countries or any commencement, or perceived commencement of a military conflict between the United States and North Korea, may limit our ability to effectively operate our manufacturing facility in the Republic of Korea and also may substantially limit our ability to sell products into the Republic of Korea because of the negative economic, physical or other destructive impact that such a conflict could have on our most important customer. Any such disruptions to our manufacturing operations and/or ability to consummate sales to a substantial customer could adversely affect the development of our business and our financial condition.


If the high definition television market does not continue to develop and if other potential markets for our products do not materialize, then our business will likely be significantly harmed.

      High definition television programming has only recently become available to consumers, and widespread market acceptance, although anticipated, is uncertain at this time. The market demand for high definition televisions is considered contingent upon such widespread acceptance of high definition television programming. Our current sales and marketing efforts are focused on OEMs of high definition televisions and OEMs of light engines designed for incorporation into high definition televisions. Therefore, if the market for high definition televisions does not continue to grow and develop, then we will have significant difficulty selling our products, which will have a material adverse effect on our results of operations.

      Various potential target markets for our products, including projectors, monitors, and portable microdisplays, are uncertain and may be slow to develop. In addition, companies in those markets could utilize competing technologies. For us to succeed in selling our products into these potential markets we must offer end-product manufacturers better and less expensive microdisplay products than our competitors, and the manufacturers themselves will also have to develop commercially successful products using our products. In the event that we attempt to market and sell our products into these potential target markets, if we are not able to succeed in selling our products into these potential markets, then our results of operations and overall business may be negatively affected.

If our products do not become widely accepted by our customers or the end-users, our business could be significantly harmed.


      Our LCoS Sets and/or display units may not be accepted by a widespread market. Even if we successfully obtain customer orders, our customers may determine not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:


      o     superior technologies developed by our competitors;

      o     price considerations; and

      o     lack of anticipated or actual market demand for the products.

      We currently have purchase order agreements with a limited number of customers. Despite our reasonable efforts to retain these customers and obtain new customers, we may not be successful in either of these regards. The loss of any one or more of these customers or a failure to obtain new customers could materially harm our business and financial condition.

We may become largely dependent on one customer for our future revenues, and failure to expand our customer base or receive additional orders from our existing customer base will make us vulnerable to substantial loss of potential revenues.

      Commencing in the second quarter of 2005, it is likely that a substantial percentage of our anticipated revenues will be derived from LG Electronics, based upon our agreement with LG Electronics. If we cannot diversify our customer base or derive increased revenues from our existing customer base through additional purchase orders and product deliveries, and therefore become primarily reliant on only one customer for a substantial percentage of our anticipated revenues, we will be vulnerable to a substantial decline in anticipated revenues if we lose LG Electronics as a customer for any reason or if LG Electronics were to otherwise reduce, delay or cancel its orders. Any such events could cause a material adverse effect on our business, operations and financial condition and the value of our common shares could decline substantially.

      Our ability to retain and receive additional purchase orders from our current customers and to attract and receive purchase orders from prospective customers may depend upon the acceptance of LG Electronics' products in the consumer marketplace. If LG Electronics' television products incorporating our LCoS technology are not commercially successful, demand for our products from our current and prospective customers may not materialize, which could negatively impact our results of operations and our financial condition.

We cannot assure you that we will obtain additional purchase orders from our current or prospective customers, or, if we do, that such orders will generate significant revenues.

      Even though we have received purchase orders for our LCoS Sets and/or display units from LG Electronics and from several Chinese OEMs and we may receive additional purchase orders from our prospective customers, we may have problems implementing volume production of such microdisplay products. Furthermore, sales to manufacturers in the electronics industry are subject to severe competitive pressures, rapid technological change and product obsolescence. Customers may, at any time, cancel purchase orders or commitments or reduce or delay orders, thereby increasing our inventory and overhead risks. In addition, purchase orders received from our Chinese customers are for limited quantities of our products. Therefore, despite the purchase orders received from current customers and other purchase orders that we may receive from prospective customers, we cannot assure you that these agreements will result in significant revenues to us.

If our customers' products are not successful, our business would be materially harmed.

      We do not currently sell any products to end-users. Instead, we design and manufacture various product solutions that our customers (i.e., OEMs) may incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers' products. Any significant absence of, or slowdown in the demand for our customers' products would materially harm our business.

      Our dependence on the success of the products of our customers exposes us to a variety of risks, including our need to do the following:

      o maintain customer satisfaction with our design and manufacturing services;

      o match our design and manufacturing capacity with customer demand and maintain satisfactory delivery schedules;

      o anticipate customer order patterns, changes in order mix, and the level and timing of orders that we can meet; and

      o adjust to the cyclical nature of the industries and markets we serve.

      Our failure to address these risks may cause us to lose sales or for sales to decline.

The high definition television industry is highly competitive, which may result in lost sales or lower gross margins.

      We serve the highly competitive high definition television industry that is characterized by price erosion, rapid technological change and competition from major domestic and international companies. This intense competition could result in downward pricing pressures, lower sales, reduced margins and lower market share.

      Companies competing in the LCoS microdisplay market include Sony and JVC, although we presently believe that Sony has developed LCoS microdisplays for its own use and not for sale to other companies. A major competitor of ours in the reflective microdisplay market, although not using liquid crystals in the display, is Texas Instruments, which is producing a micro-mechanical structure of moving mirrors on a silicon backplane, a technology known as digital light processing, or DLP. Texas Instruments has had significant success selling its DLP products to its customers in the business front projector market and the rear projection high definition television market. Some of our competitors, including Texas Instruments and JVC, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution and other resources than we possess. As a result, they may be able to introduce new products and respond to customer requirements more quickly and effectively than we can.

      Rapid and significant technological advances have characterized the microdisplay market. There can be no assurance that we will be able to effect any of such technological advances or that we will have sufficient funds to invest in new technologies or products or processes. Although we believe that our displays have specifications and capabilities, which equal or exceed that of commercially available LCD, cathode ray tube (CRT) and DLP based display products, the manufacturers of these products may develop further improvements of their existing technology that would eliminate or diminish our anticipated advantage. In addition, numerous competitors have substantially greater financial, technical, marketing, distribution and other resources than we have. The acceptance of our LCoS Sets and/or display units will be dependent upon the pricing, quality, reliability and useful life of these units compared to competing technologies, as to which there can be no assurance.


      Our competitive position could suffer if one or more of our customers decide to design and manufacture their own microdisplay products, to contract with our competitors, or to use alternative technologies. In addition, customers in the television manufacturing industry typically develop a second source. Second source suppliers may win an increasing share of our customer's product demands. Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:


      o     our success in designing and manufacturing new display technologies;

      o     our ability to address the needs of customers;

      o the quality, performance, reliability, features, ease of use, pricing, and diversity of our display products;

      o foreign currency fluctuations, which may cause a foreign competitor's products to be priced significantly lower than our displays;

      o     the quality of our customer services;

      o     the efficiency of our production sources;

      o the rate at which customers incorporate our displays into their own products; and

      o     products or technologies introduced by our competitors.

Fluctuations in the exchange rate of the United States dollar and foreign currencies could have a material adverse effect on our financial performance and profitability.

      A portion of our costs is denominated in foreign currencies, including the Korean Won, the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of good sold and operating margins, and could result in exchange losses. We cannot fully predict the impact of future exchange rate fluctuations on our profitability. From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations, although we have not engaged in any such hedging activities to date. However, we cannot offer assurance that any hedging technique we may implement will be effective. If it is not effective, we may experience reduced operating margins.

Our business is significantly affected by conditions or events occurring in the electronics industry generally.

      The electronics industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, and production over-capacity. Since the electronics industry is cyclical in nature, we may experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

Our operating results are subject to significant fluctuations.

      Our   results   of    operations    have   varied    significantly    from
quarter-to-quarter in the past and are likely to vary significantly in the future, which makes it difficult to predict our future operating results. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not meaningful and should not be relied upon as an indicator of our future performance. Some of the factors that cause our operating results to fluctuate include the following:

      o introductions of displays and market acceptance of new generations of displays;

      o     timing of expenditures in anticipation of future orders;

      o     changes in our cost structure;

      o     availability of labor and components;

      o     pricing and availability of competitive products and services;

      o     the timing of orders;

      o the volume of orders relative to the capacity we can contract to produce;

      o     evolution in the life cycles of customers' products; and

      o     changes or anticipated changes in economic conditions.

The market price of our common shares is highly volatile.

      The market price of our common shares has been highly volatile, reflecting among other things reported losses, receipts of additional financing and investors' perceptions about our business prospects. Some research has shown that similar volatility in other companies correlates with class action securities lawsuits although to date we have not been a defendant in any such lawsuit. The trading price of our common shares in the future could continue to be subject to wide fluctuations in response to various factors, including the following:

      o     quarterly variations in our operating results;

      o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

      o     public announcements regarding our business developments;

      o     changes in analysts' estimates of our financial performance;

      o     sales of large numbers of our common shares by our shareholders;

      o     general conditions in the electronics industry; and

      o     worldwide economic and financial conditions.

      In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices for many high-technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations and other factors may adversely affect the market price of our common shares.

By further increasing the number of our common shares that may be sold into the market, this offering and any future offerings of our equity securities could cause the market price of our common shares to decrease significantly, even if our business operations are performing well.


      The total number of common shares included in this Amendment No. 2 to Form S-3 Registration Statement, principally relating to the November 2004 Financing, represents approximately 5.69% of the total number of our common shares that are issued and outstanding as of April 26, 2005. Sales of these shares, as well as the 2,000,000 common shares included in the Form S-3 "Shelf" Registration Statement filed by us on January 31, 2005, which has not been declared effective by the SEC to date, into the public market, or the perception that future sales of these common shares could occur, might adversely affect the prevailing market price of our common shares in the near future.


      We do not believe that market perceptions regarding the aggregate total of 10,277,076 common shares included in currently effective Form S-3 Registration Statements of the Company rendered effective by the SEC on September 23, 2002, July 15, 2003, and October 2, 2003, respectively, relating to resales of our common shares, will have a material adverse effect on the prevailing market price of our common shares in the future. Based upon our review of reports provided by our transfer agent concerning ownership of our common shares, we believe that approximately 5,940,600 (or 58%) of such aggregate total of common shares included in currently effective registration statements have been sold into the market as of March 23, 2005.

Our common shares may not be liquid.

      Our common shares are currently traded on The NASDAQ SmallCap Market. Our shareholders may find that it is more difficult to sell our common shares than shares that are listed on The NASDAQ National Market, American Stock Exchange or New York Stock Exchange. The trading volume of our common shares has historically been adversely affected due to their limited marketability, but such volume has increased significantly in recent periods. Nevertheless, any substantial sales of our common shares may result in a material reduction in price, reflecting the volatility of the trading market for our common shares.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete could be harmed.

      Our development and operations depend substantially on the efforts and abilities of our senior management and qualified technical personnel. Our products require sophisticated production, research and development and technical support. The competition for qualified management and technical personnel is intense. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse affect on us; particularly since currently we do not have any insurance policies in place to cover that contingency. Our success will depend upon our ability to attract and retain highly qualified scientific, marketing, manufacturing, financial and other key management personnel. We face intense competition for the limited number of people available with the necessary technical skills and understanding of our products and technology. We cannot assure you that we will be able to attract or retain such personnel or not incur significant costs in order to do so. If we are unable to protect our intellectual property from use by third parties, our ability to compete in the industry will be harmed.

Our future success depends on our ability to protect our proprietary technology and our registered intellectual property.

      We believe that our success depends in part on protecting our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality and assignment of inventions agreements from our employees, consultants and advisors and other contractual provisions, to establish and protect our intellectual property rights. Policing unauthorized use of our products and technology is difficult, however. Despite our efforts to protect our proprietary rights, we face the following risks:

      o     pending patent applications may not be issued;

      o patents issued to us may be challenged, invalidated, or circumvented;

      o unauthorized parties may obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

      o others may independently develop similar technology or design around any patents issued to us;

      o     breach of confidentiality agreements;

      o intellectual property laws may not protect our intellectual property; and

      o effective protection of intellectual property rights may be limited or unavailable in some foreign countries, such as China, in which we may operate. Specifically, although we consider the following unlikely because of the complex technological structure of our products, one or more of our current or prospective Chinese, Korean or Taiwanese customers, or their respective employees or other persons including our competitors, that have or gain access to our products for testing purposes, may seek to misappropriate or improperly convert to their own use our intellectual property and a lack of adequate remedies and impartiality under the Chinese, Korean and other foreign legal systems may adversely impact our ability to protect our intellectual property.

      There can be no assurance that we will have adequate remedies in the event any of the foregoing materializes. Failure to protect our intellectual property would limit our ability to produce and market our products in the future, which would materially adversely affect our revenues generated by the sale of such products. In addition, third parties could assert that our products and technology infringe their patents or other intellectual property rights. As a result, we may become subject to future patent infringement claims or litigation, the defense of which is costly, time-consuming and diverts the attention of management and other personnel.

The material weaknesses identified by our management and our independent registered public accounting firm with respect to our material internal control systems, processes and procedures, as described in "Item 9A. Controls and Procedures" of our Annual Report on Form 10-K/A as filed with the SEC on April 27, 2005, may have a materially negative impact on our business.


      In accordance with the rules prescribed by the SEC and the Sarbanes-Oxley Act of 2002, we must periodically review and test our material internal control systems, processes and procedures to ensure compliance. During our preparation of our Annual Report for the year ended December 31, 2004, our management and our independent registered public accounting firm identified several material weaknesses in our internal controls over financial reporting. Although these material weaknesses did not result in a misstatement of our financial results, they relate closely to assuring the fulfillment of critical components of the financial reporting functions of our business. As of this date, the material weaknesses identified include the fact that our Company does not have a full-time Chief Financial Officer. The Company does not currently have a chief financial officer to work with the chief executive officer and chief operating officer in overseeing and monitoring complex and significant transactions in order to provide reasonable assurance that such transactions are reflected accurately and fairly in the financial statements. Furthermore, our Audit Committee does not have a member who is deemed a "financial expert" as defined by the rules promulgated by the SEC, although a member of our Audit Committee has the level of financial sophistication that the NASDAQ's rules require. We may therefore need to incur significant additional expenses to achieve compliance and we may incur other costs in connection with regulatory enforcement actions, any of which could negatively impact our business.

Political,   economic  and  regulatory  risks   associated  with   international
operations may limit our ability to do business abroad.

      A substantial number of our customers, manufacturers and suppliers are located outside of the United States, principally in the Far East. Our international operations are subject to political and economic conditions abroad, and protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, any of which could adversely affect our ability to manufacture or sell displays in foreign markets and to purchase materials or equipment from foreign suppliers. Certain of our current purchase order agreements with customers are governed by foreign law and therefore, are subject to uncertainty with regard to their enforceability.

Risks related to doing business in China may negatively affect our business.

      Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

      A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business in China and to enforce the agreements or purchase orders to which we are, or may become, a party.

      At various times during recent years, the United States and China have had significant disagreements over political, economic and social issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect our ability to do business in China.

We do not pay cash dividends.


      We have never paid any cash dividends on our common shares and do not anticipate that we will pay cash dividends in the near future. Furthermore, under the terms of the November 2004 Financing, we are prohibited from paying cash dividends while the Senior Secured Convertible Notes issued in the November 2004 Financing remain outstanding. Instead, we intend to apply any future earnings to the expansion and development of our business.


Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

      We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, the FASB has implemented changes to U.S. GAAP that require us to record a charge to earnings for employee stock option grants for all awards unvested at and granted after December 31, 2005. This regulation will negatively impact our earnings. Technology companies generally, and our Company, specifically, rely on stock options as a major component of our employee compensation packages. Due to the new requirement to expense options, we are less likely to achieve profitability and we may consider decreasing or eliminating option grants. Decreasing or eliminating option grants may negatively impact our ability to attract and retain qualified employees.


                                ABOUT SPATIALIGHT

      We are in the business of manufacturing high-resolution LCoS microdisplays. Our current customers and current prospective customers are OEMs engaged in the businesses of manufacturing high definition televisions or manufacturing light engines for incorporation into high definition televisions. Our products are also suitable for incorporation into other potential applications including rear projection computer monitors, wireless communication devices, portable games and digital assistants, although we are not currently working with OEMs of any of these products.


      We are currently offering two types of products to our customers and prospective customers, all of who are located primarily in Asia. One product is our LCoS Set, which is comprised of three of our proprietary SpatiaLight imagEngine(TM) LCoS microdisplays. Our other product, the display unit, is comprised of LCoS Sets fitted onto a light engine designed by SpatiaLight and Fuji Photo Optical Co., Ltd. and manufactured by Fuji. We do not currently have any formal agreement in place with Fuji.

      We currently manufacture two models of our LCoS Sets. The T-1 model has a 1280 pixels by 960 pixels configuration and the newer generation T-3 model has a higher resolution 1920 pixels by 1080 pixels configuration.


      We currently lease clean room space in California where we manufacture our LCoS Sets. We believe that these facilities are suitable to meet our customers' current and immediate future product demand. We also believe that these current arrangements provide us with strong quality controls and effectively protect our proprietary technology in our products. Internal manufacturing is subject to certain risks described under "Risk Factors." Please see "Manufacturing of LCoS Sets" below for a discussion of our new manufacturing facility located in the Republic of Korea.

      We have patents and pending patent applications covering parts of our designs; however, the key designs of the circuitry in the silicon, drive electronics and liquid crystal assembly techniques are proprietary and not covered by patents.

      Our LCoS Sets are high-resolution liquid crystal displays. They are constructed with a silicon chip, a layer of liquid crystals and a glass cover plate in contrast to the more common construction of liquid crystals sandwiched between two glass plates. Our displays are also known as, and commonly referred to as, liquid crystal on silicon (LCoS), liquid crystal displays (LCD), active matrix liquid crystal displays and spatial light modulators.

      The image on the microdisplays that comprise our LCoS Sets can be projected onto a screen or other surface for individual or group viewing or used in a portable application that is viewed through a magnifying device similar to a viewfinder. Potential microdisplay applications include:

      o     large-screen   rear-projection  television  systems,  in  both  high
            definition television format and standard television formats;

      o large-screen rear-projection computer monitors in a variety of resolutions;

      o     video projectors for applications such as presentations;

      o head-mounted displays which are used for virtual reality systems, defense, aerospace and gaming applications; and

      o other potential applications such as point of purchase displays, optical computing and data storage.

      Our technology uses liquid crystals and silicon chips. An advantage of these materials is that processes for working with them are already known and they may be produced more quickly than competing technologies that offer comparable quality. By using existing manufacturing processes at our new manufacturing facility in the Republic of Korea, in which we intend to commence manufacturing operations in the second quarter of 2005, we believe we will be able to obtain economies of scale.

      The following is a detailed summary of the current status of business:


      LG Electronics, Inc.

      In July 2004, we entered into an agreement with LG Electronics, providing for us to sell a specially tailored version of our T-3 LCoS Sets to LG Electronics (see above for a description of our products). Under the agreement, LG Electronics agreed to purchase from us a minimum of 21,000 LCoS Sets over an initial six-month delivery period. Based upon progress to date, we currently anticipate that the initial six-month delivery period for the LCoS Sets, which was scheduled to commence in January, will begin in the second quarter of 2005, subject to LG Electronics' completion of pre-production requirements. Subsequent deliveries scheduled under our agreement with LG Electronics (which was filed as
Exhibit 10.5 to our Annual Report on Form 10-K/A filed with the SEC on March 16,
2005) are now scheduled to follow the first delivery on a monthly basis. Under the agreement, commencing in the first delivery month, LG Electronics is required to provide us with rolling monthly firm purchase orders six months in advance of the scheduled delivery and rolling twelve-month advance projections of its anticipated future orders. Although the agreement does not contain any minimum purchase requirements after the initial six-month delivery period, it projects that LG Electronics will commence larger mass-production scale purchases of LCoS Sets from us in the seventh delivery month, which we currently expect to occur in the fourth quarter of 2005. The agreement is scheduled to have a two-year delivery term with monthly deliveries of LCoS Sets. All of the rights and obligations of the parties under the agreement are subject to a limited quantity of trial LCoS Sets, all of which have been delivered to LG Electronics, meeting certain final technical specifications for product performance. As provided in our agreement, LG Electronics and we have been cooperating to the extent necessary to assure that the trial LCoS Sets meet the final specifications called for by the agreement. We are currently working with LG Electronics on the final stage integration of our LCoS Sets into LG Electronics' rear projection televisions and we expect that this final integration process will be completed and we expect to receive written confirmation from LG Electronics that we have met the final technical specifications during the second quarter of 2005.

      Our agreement with LG Electronics provides that we will be their exclusive supplier of three-chip LCoS microdisplay products for twelve months beginning from the date that we commence shipments under the agreement. Furthermore, our agreement provides that LG Electronics will have the exclusive right in Korea to purchase T-3 microdisplay products from SpatiaLight for the twelve months beginning from the date that we commence shipments under the agreement. In the event that LG Electronics purchases more than 60,000 LCoS Sets for delivery between the seventh (7th) and twelfth (12th) delivery months of our agreement, LG Electronics has the right to extend its exclusivity period for twelve additional months.

      The agreement with LG Electronics occurred as the result of LG Electronics working with us pursuant to a joint development agreement entered into in May 2003. During the course of that work, we made specially tailored modifications to our new generation of T-3 microdisplays for LG Electronics' development of a new line of state-of-the-art high definition televisions.

      In January 2005, LG Electronics announced in a joint press release with us that they are currently planning an initial rollout of 71-inch and 62-inch LCoS televisions incorporating our LCoS Sets commencing in the second quarter of 2005, subject to the completion of pre-production requirements. LG Electronics also announced that its initial product rollout will be into the United States, Korean and Australian consumer markets, with future plans for expansion into other markets.

      Commencing in the second quarter of 2005, we expect that a substantial percentage of our product deliveries will be made to LG Electronics. The loss of LG Electronics as a customer or any delays in our delivery schedule to LG Electronics, could harm our future sales or results of operations; and our substantial dependence on one customer is subject to risks set forth under the heading "Risk Factors."

      Business in China


      To date, we have delivered limited quantities of our microdisplay products to our Chinese customers. A substantial portion of our product deliveries were in 2004. The quantities of our products delivered to our Chinese customers are sufficient only for engineering testing and pilot program purposes. To date, our Chinese customers have not ordered quantities of our products that would enable them to launch commercial sales of LCoS high definition televisions.

      We have continuing business relationships with approximately ten customers and prospective customers in China. Current Chinese customers are at different stages in the development and product introduction processes, and their efforts are progressing at a slower rate than we originally anticipated. There were no shipments to our Chinese customers in the fourth quarter of 2004, but we expect that shipments will resume in the second quarter of 2005. We are maintaining our plans to ship our products to our Chinese customers, although at a slower rate of shipment than originally expected. While we have purchase orders in place with our Chinese customers, such orders are cancelable at any time by such customers. We therefore cannot provide assurance concerning the quantities of our products that we will sell to our Chinese customers in the future.


      Although our Chinese customers' progression from product prototyping to mass production has been far slower than we had anticipated, we remain positive about our business prospects in China and the potential for China to become a large market for us. We currently believe that Chinese television manufacturers tend to apply a market strategy of following the successful business models of global television manufacturing leaders, rather than acting as leaders themselves in terms of introducing new technologies to the marketplace. We therefore believe that if the LCoS technology gains greater acceptance in the high definition television marketplace, and if industry leaders, such as Sony, JVC and LG Electronics, present their LCoS based televisions to the worldwide consumer markets in a prominent fashion, it will then be more likely that the Chinese television manufacturers will follow these business models and ramp up their own lines of LCoS high definition televisions. We believe that our present course of continuing to transact business with major Chinese television manufacturers is positioning us to be a leading LCoS supplier in China in the future.

      In May 2004, we opened a representative office in Shanghai, China, for the purpose of conducting, coordinating and supporting our business relations with our Chinese customers and prospective customers.

      We believe that the addition of SpatiaLight Korea, Inc. (discussed below) and the representative office in Shanghai will improve our ability to effectively conduct business in South Korea, China and throughout other parts of Asia as well.

      Other Business Development

      We are currently developing commercial relationships with prospective customers, located primarily in Japan and other parts of the Pacific Rim region. These prospective customers fall into two general categories: television manufacturers and light engine suppliers. We have provided samples of our LCoS Sets to certain of such prospective customers, but we do not have any formal agreements with such parties. While we have made significant progress with respect to product integration and negotiating purchase orders with certain of these prospective customers, we cannot assure that we will receive any purchase orders binding on any of these companies for their purchase of our products in the near future. Even assuming that we receive purchase orders that are binding on the prospective customers, these orders and our sales to these customers and to our existing customers are subject to certain contingencies described under "Risks Factors."

      Senior Secured Convertible Debt Financing


      As of November 30, 2004, we completed a non-brokered private placement of $10,000,000 original principal amount of 10% senior secured convertible notes, due November 30, 2007. Under the terms of the November 2004 Financing, the purchasers of the Senior Secured Convertible Notes, who, upon conversion of such notes shall become selling shareholders, have a nine-month right to purchase, expiring August 31, 2005, up to an additional $5,000,000 principal amount of notes subject to the same terms and conditions, including the $9.72 conversion price, as the Senior Secured Convertible Notes issued in the November 2004 Financing (the Additional Investment Rights). The Senior Secured Convertible Notes are convertible, at the option of the holders, into SpatiaLight common shares at the conversion price of $9.72 per share. At the conversion price, each $1,000 principal amount of the Senior Secured Convertible Notes is convertible into 102.88 of our common shares. The conversion price of the principal amount of the Senior Secured Convertible Notes is equal to a 25% premium above the ten-day trailing average of the volume weighted average price of our common shares ended November 29, 2004, which was $7.78. For more information about the purchasers in the November 2004 Financing, see "Selling Shareholders."

      The Senior Secured Convertible Notes bear interest at an annual rate of 10%, payable quarterly, and are senior secured obligations of SpatiaLight. The interest is payable in cash or our common shares at our option, subject to certain conditions being met. In the event that we elect to pay interest with our common shares, the value of such shares shall be equal to the 20-day trailing average of the volume weighted average price of our common shares at the end of each quarterly interest period. For the quarterly interest period ended February 28, 2005, we paid interest to holders of Senior Secured Convertible Notes in cash. We are and expect to continue using the net proceeds from the transaction to fund construction and equipping of our state of the art manufacturing facility in the Republic of Korea and for general working capital purposes.

      As a condition to our entering into the November 2004 Financing and pursuant to the November 2004 Financing transaction documents, the investors required Argyle Capital Management Corporation, a company wholly owned and controlled by Robert A. Olins, Chief Executive Officer and a director of SpatiaLight, to enter into an Intercreditor and Subordination Agreement pursuant to which Argyle agreed to subordinate our obligations to Argyle and the senior security interest in substantially all of the assets of SpatiaLight that were granted under certain notes (the Argyle Notes) to the interest represented by the investors in the November 2004 Financing.

      In consideration for Argyle entering into the Intercreditor and Subordination Agreement and because, by their terms, the November 2004 Financing transaction documents prohibit the use of the proceeds of the November 2004 Financing to repay any of our debt obligations, our Board of Directors (Mr. Olins did not participate in this matter as a member of the Board) authorized SpatiaLight to enter into an extension and modification agreement between SpatiaLight and Argyle with respect to the Argyle Notes. The Argyle Notes were originally issued in 1998 in exchange for $1,188,000 in cash and, prior to the November Financing, the due date of the Argyle Notes was extended from December 31, 2003 to June 30, 2005. The Argyle Notes accrue interest at a contractual annual rate of 6%. Both principal and interest under the Argyle Notes are convertible into our common shares at $0.50 per share. Pursuant to the extension agreement described above, the due date of the Argyle Notes was extended to December 31, 2008, and we issued 498,764 common shares to Argyle as prepayment of interest payable of $249,480 for the period July 1, 2005 through December 31, 2008. In connection with the Intercreditor and Subordination Agreement, the Board also authorized the reimbursement of $50,000 to Argyle for a fee that Argyle was required to pay to a bank to relinquish the bank's previously existing security interest in our assets.

      Under the terms of the November 2004 Financing, Robert A. Olins, the Chief Executive Officer and a director of SpatiaLight, and Greenpark Limited, an unaffiliated shareholder of SpatiaLight, jointly and severally committed, in the event that the Board determines that such financing is necessary, to provide us with up to $6,000,000 in future financing on terms and conditions to be determined at the time of any such transaction. That financing commitment shall be reduced by any funds that SpatiaLight receives from future sales or exercises of its equity, debt or derivative securities, including the sale of our common shares under the prospectus that we filed with the SEC on January 31, 2005, as part of a "shelf" registration process. As of March 28, 2005, we had received an aggregate total of $726,075 of such funds, thereby reducing the commitment by Mr. Olins and Greenpark Limited by such aggregate amount.

      In consideration for the financing commitment by Greenpark Limited, we agreed to reduce by $600,000 the amount owed by Greenpark Limited to us under that certain warrant installment agreement, dated as of October 14, 2002. Mr. Olins advised the Board that any consideration that the Board determined was owed to Mr. Olins for the financing commitment should instead be given as consideration to Greenpark Limited for its participation in the financing commitment. As a result, Mr. Olins was not, and is not to be, compensated for his participation in the financing commitment and the Board weighed that fact in their negotiation with Greenpark Limited with respect to amending the installment agreement described above. Pursuant to that installment agreement, in November 2002, Greenpark Limited exercised its warrant to purchase 746,268 common shares at the exercise price of $2.00 per share, for an aggregate purchase price of $1,492,536. Under the installment agreement, Greenpark Limited is required to make periodic installment payments towards such aggregate purchase price. There is a 6% annual interest rate with respect to the balance of the share purchase price owed to us and all accrued interest is due with the final payment. We issued all of the 746,268 shares to Greenpark Limited in 2003. As of March 28, 2005, Greenpark Limited owes to us a remaining adjusted principal balance of $241,462 (reflecting the purchase price reduction) plus accrued interest, which is due in periodic payments, with the final payment due on or before May 17, 2005. We will not give any further financial consideration to Greenpark Limited for such financing commitment.

      Manufacturing of LCoS Sets


      We lease clean room space in California where we currently manufacture our LCoS Sets in limited commercial quantities. Internal manufacturing is subject to certain risks described under "Risk Factors."

      In July 2004, we formed SpatiaLight Korea, Inc., a Republic of Korea corporation and wholly-owned subsidiary of SpatiaLight, Inc., for the purpose of establishing a large-scale manufacturing facility in Korea and for facilitating business relationships in Korea and throughout all of Asia.


      In September 2004, we entered into a fifty-year term lease with the Gyeongnam provincial government for 8.3 acres of undeveloped land in Jinsa, Gyeongnam province in the Republic of Korea. We leased the land for the purpose of constructing a state-of-the-art manufacturing facility with the anticipated capacity to meet mass production-scale demand from our customers and prospective customers. We have received a 100% land lease payment exemption because the land has been designated a "free economic zone" by the Korean national government and the Korean government also certified us as a "high technology" company. Under our agreement with the Gyeongnam provincial government, we could lose our land lease payment exemption in the event that we lose our "high technology" certification. In the unlikely event that we lose our land lease payment exemption, we would be required to commence making monthly rent payments pursuant to the lease, which we believe would not materially affect our subsidiary's or our company's business operations or financial condition.

      In October 2004, we contracted with Sung Do Engineering, a designer and manufacturer of high-technology processing plants, as the lead contractor for constructing our new manufacturing facility in Jinsa. In October 2004, Sung Do Engineering commenced construction of our new facility. Under the agreement with Sung Do Engineering, we are required to make periodic payments for an aggregate total of 4,400,000,000 Korean Won (approximately $4,317,535 based on current exchange rates) over a four-month period concluding in March 2005. As of March 29, 2005, we had paid 3,120,000,000 Korean Won (approximately $3,061,525) to the contractor and we had an account payable of 1,280,000,000 Korean Won (approximately $1,256,010) to the contractor, constituting the balance of our contractual obligations to the contractor.

      We completed construction on the manufacturing facility in January 2005. We have provided periodically updated photographs of the facility on our website, www.spatialight.com. The Korean facility will serve as our central commercial manufacturing base. We expect that the facility will commence producing products for commercial sale in the second quarter of 2005. The facility is designed with the capacity, on full employment, to produce up to 28,000 LCoS Sets per month. The facility has been specially designed for expansion to a capacity of 120,000 LCoS Sets per month in several expansion phases. We believe that the facility can be expanded in an expedient manner in the event that such expansion becomes necessary based upon increased or perceived increased demand for our products from our customers.

      We are currently completing the installation of manufacturing and related equipment in the facility and we are actively hiring personnel. We are currently training our new operators and supervisors in key processes and equipment familiarization prior to beneficial occupancy of the new facility. We believe that this will make our production transition more efficient and reduce the chances of our incurring unexpected delays in the transition process. While we cannot provide any assurances against unexpected delays, we believe that our transition approach constitutes a proactive, measured and responsible plan to deal with facility completion risks and to prepare ourselves to manage our manufacturing facility in Korea on a basis consistent with the anticipated demand for our products.

      Currently we manufacture our LCoS Sets in limited commercial quantities at our facility in California. Once the Korean facility reaches full-production mode, we intend to transition the California facility to research and development and special project operations. We will not lay off any U.S. employees as the result of opening the Korean facility.

Change in Independent Registered Public Accounting Firm


      In December 2004,  SpatiaLight  and BDO Seidman,  LLP mutually agreed that
BDO would resign as our independent registered public accounting firm and on December 6, 2004, we received a letter from BDO confirming such resignation.
Later in December 2004, the Audit Committee of our Board engaged Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm.


State of Incorporation and Principal Office

      We were incorporated under the laws of the State of New York in 1989. Our executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949.

                                 USE OF PROCEEDS


      We will not receive any of the proceeds from the sale by the selling shareholders of the shares. Such proceeds will be received by the selling shareholders.

                              SELLING SHAREHOLDERS


      Certain of the common shares being offered by the selling shareholders are issuable upon conversion of the Senior Secured Convertible Notes and as interest on the Senior Secured Convertible Notes. For additional information regarding the issuance of those Notes, see "About SpatiaLight - Senior Secured Convertible Debt Financing." The remaining common shares being offered by the selling shareholders were issued upon exercises of unregistered warrants that were originally granted to a consultant in consideration for services rendered on our behalf.

      Bluegrass Growth Fund Ltd. and Bluegrass Growth Fund LP (together, Bluegrass), which are both selling shareholders, have been shareholders in our Company since 2002. Spayside, Inc., an affiliate of Bluegrass, served as a consultant to us in 2002. Such consulting services included general business development, strategic planning and other financial-related projects. As compensation for the consulting services rendered by Spayside we granted a warrant to purchase 250,000 common shares to Spayside (the common shares subsequently issued to Spayside upon exercise of these warrants were included in a registration statment rendered effective by the SEC in July 2003). In addition, Greenpark Limited, an unaffiliated shareholder of SpatiaLight, as an accommodation to SpatiaLight, transferred 25,000 freely tradable, outstanding SpatiaLight common shares owned by Greenpark, to Spayside. In consideration of that outstanding share transfer to Spayside, we subsequently issued 25,000 restricted common shares to Greenpark. In October 2004, Mr. Ed Kim assigned a warrant to purchase 125,000 common shares in the form of two separate warrants to purchase 62,500 common shares to each of Bluegrass Growth Fund Ltd. and Bluegrass Growth Fund LP. In October 2004, we issued 62,500 common shares to each of Bluegrass Growth Fund Ltd. and Bluegrass Growth Fund LP upon the exercise of such warrants. Both warrants were exercised at a purchase price of $3.50 per share.


      Mr. Ed Kim, a selling shareholder, has served as a consultant to us from 2003 to the present date. Such consulting services have included business development activities in the Republic of Korea. In October 2003, we issued a fully vested warrant to purchase 50,000 common shares to Mr. Kim in exchange for his consulting services rendered in 2003. In July 2004, Mr. Kim exercised the warrant to purchase 50,000 common shares at a purchase price of $3.50 per share under an installment agreement totaling $175,000 payable in six equal installments. The shares, which were held in escrow, were delivered to Mr. Kim in November 2004, when we received the final installment payment from him.


      Except for (i) the selling shareholders' ownership of the shares, and (ii) the other relationships described in the two preceding paragraphs, the selling shareholders have not had any material relationship with us within the past three years.


      Each of the selling shareholders has advised us that they are not broker-dealers. Two of the selling shareholders, Portside Growth & Opportunity Fund and Smithfield Fiduciary LLC, are affiliates of broker-dealers. Pursuant to the November 2004 Financing, both of those selling shareholders has advised us that they acquired the securities in the November 2004 Financing in the ordinary course of business and that neither of them had any agreement or understanding, directly or indirectly, with any person to distribute any of such securities.


      We are registering the shares in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholders purchased the Senior Secured Convertible Notes for $10,000,000.

      The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder prior to this offering, based on its ownership of the Senior Secured Convertible Notes, as of March 29, 2005, assuming conversion of all Senior Secured Convertible Notes, without regard to any limitations on conversions or exercise. The third column lists the common shares being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

      With respect to the November 2004 Financing, in accordance with the terms of registration rights agreements with certain of the selling shareholders, this prospectus generally covers the resale of the sum of up to (i) 150 % of the number of common shares issuable as interest on the Senior Secured Convertible Notes, assuming a conversion price of $4.90 per share with respect to all of such interest solely for the purpose of calculating the number of shares registered in this Registration Statement, (ii) the number of common shares issuable upon conversion of the Senior Secured Convertible Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Senior Secured Convertible Notes may be adjusted in certain limited instances (which instances include stock dividends, stock splits, combinations of shares, reclassifications, or corporate reorganizations, all of which are covered by the anti-dilution provisions of the November 2004 Financing documents), the number of shares that will actually be issued may therefore be more or less than the number of shares being offered by this prospectus.

      Under the terms of the Senior Secured Convertible Notes, a selling shareholder may not convert the Senior Secured Convertible Notes to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such conversion or exercise, excluding for purposes of such determination common shares issuable upon conversion of the Senior Secured Convertible Notes which have not been converted and upon exercise of the additional investment rights which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                              Maximum Number of
                                          Number of Shares    Shares to be Sold
                                           Owned Prior to      Pursuant to this        Number of Shares
Name of Selling Shareholder                    Offering         Prospectus (1)       Owned After Offering
---------------------------                    --------         --------------       --------------------
Portside Growth & Opportunity Fund (2)         841,789            841,789(7)                   0

Smithfield Fiduciary LLC (3)                   841,789            841,789(8)                   0

Bluegrass Growth Fund, LP (4)                  174,739            174,739(9)                   0

Bluegrass Growth Fund, Ltd (5)                 137,326            137,326(10)                  0

Ed Kim (6)                                      50,000            50,000(11)                   0



      (1) The number of shares to be sold by the Selling Shareholders in connection with the November Financing is based on (i) 100% of the number of shares issuable to the Selling Shareholders upon conversion of the convertible notes, and (ii) 150% of the estimated number of common shares issuable to the Selling Shareholders as interest on the convertible notes. In order to estimate the number of common shares issuable to the Selling Shareholders, we have made several assumptions. We have assumed (a) that all of the convertible notes are converted into common shares, (b) the convertible notes converted into common shares at each installment date of the notes, as opposed to conversion at the election of the Selling Shareholders, by reason of the forced conversion provision of the Senior Secured Convertible Notes, (c) subject to anti dilution provisions of the Senior Secured Convertible Notes the conversion price of all of the convertible notes, for payment of such installments is $9.72, (d) interest on the convertible notes is paid on each quarterly interest date and is paid in common shares based on an interest conversion price of $4.90, which is 100% of the average trading price of our common shares for the 10 day period ending March 21, 2005. These assumptions are set forth solely to estimate the number of common shares to register for resale. These assumptions may not and likely will not, occur exactly as assumed. It is conceivable that more than the number of common shares we estimate to be issued will be issued. Except for the greater number of common shares which may be issued by reason of the anti dilution provisions of the convertible notes, if the number of shares we issue to Selling Shareholders exceeds the number of common shares registered pursuant to the Registration Statement, of which this prospectus forms a part, we will need to file an additional registration statement, to register an additional number of common shares.

      (2) Ramius Capital Group, LLC is the investment adviser of Portside Growth and Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

      (3) Highbridge Capital Management, LLC, is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the common shares held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

      (4) Brian Shatz has voting control and investment discretion over securities held by Bluegrass Growth Fund, LP. Mr. Shatz disclaims beneficial ownership of the Common Stock held by Bluegrass Growth Fund, LP.

      (5) Brian Shatz has voting control and investment discretion over securities held by Bluegrass Growth Fund, Ltd. Mr. Shatz disclaims beneficial ownership of the Common Stock held by Bluegrass Growth Fund, Ltd.

      (6) Mr. Kim is an individual, residing in the United States.

      (7) Includes 462,963 shares issuable upon conversion of the 2004 Senior Secured Convertible Note and 378,826 shares issuable as interest accrued on the 2004 Senior Secured Convertible Note.

      (8) Includes 462,963 shares issuable upon conversion of the 2004 Senior Secured Convertible Note and 378,826 shares issuable as interest accrued on the 2004 Senior Secured Convertible Note.

      (9) Includes 61,729 shares issuable upon conversion of the 2004 Senior Secured Convertible Note, 50,510 shares issuable as interest accrued on the 2004 Senior Secured Convertible Note and 62,500 shares, which were issued to Bluegrass Growth Fund LP in October 2004 upon the exercise of an unregistered warrant acquired from Mr. Kim.

      (10) Includes 41,152 shares issuable upon conversion of the 2004 Senior Secured Convertible Note, 33,674 shares issuable as interest accrued on the 2004 Senior Secured Convertible Note and 62,500 shares, which were issued to Bluegrass Growth Fund Ltd. in October 2004 upon the exercise of an unregistered warrant acquired from Mr. Kim.

      (11) Shares issued to Mr. Ed Kim in July 2004 upon the exercise of an unregistered warrant issued for consulting services rendered to our Company in 2003.

                          DESCRIPTION OF COMMON SHARES


      Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 50,000,000 common shares, $.01 par value. As of April 25, 2005, 35,925,406 common shares were issued and outstanding.


      The holders of our common shares have equal ratable rights to dividends from funds legally available therefor, when and if declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common shares upon the liquidation, dissolution or winding up of our affairs. We have not paid, and have no current plans to pay, dividends on our common shares. Holders of our common shares are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding common shares are, and those offered hereby will be when issued, validly issued, fully paid and nonassessable. The holders of our common shares do not have cumulative voting rights, which means that the holders of a plurality of such outstanding common shares can elect all of our directors then standing for election.

      American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our common shares.

                              PLAN OF DISTRIBUTION


      We are registering the common shares issuable upon conversion of the Senior Secured Convertible Notes and in payment of interest on the Senior Secured Convertible Notes to permit the resale of these common shares by the holders of the Senior Secured Convertible Notes from time to time after the date of this prospectus. We are also registering the common shares issued from the exercise of warrants originally issued to a consultant. We will not receive any of the proceeds from the sale by the selling shareholders of the shares. We will bear all fees and expenses incident to our obligation to register the shares.


      The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o     in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether such options are listed on an options exchange or otherwise;

o in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o in an exchange distribution in accordance with the rules of the applicable exchange;

o     in privately negotiated transactions;

o     in short sales;

o     in sales pursuant to Rule 144;

o in which broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

o     in a combination of any such methods of sale; and

o     in any other method permitted pursuant to applicable law.

      If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

      The selling shareholders may pledge or grant a security interest in some or all of the Senior Secured Convertible Notes, the Additional Investment Rights or common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, by regulations under the Securities Act or otherwise, the prospectus would be supplemented or be the subject of one or more post-effective amendments, as the case may be, to reflect the foregoing transactions.

      The selling shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.


      Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


      There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.


      The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

      We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

      Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.


                                  LEGAL MATTERS


      The legality of the shares offered by this prospectus is being passed upon by Bryan Cave LLP, New York, New York.


                                     EXPERTS


      The financial statements incorporated by reference in this prospectus have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, a registered public accounting firm as of December 31, 2004 and for the year then ended set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, a registered public accounting firm, as of December 31, 2003 and for the two years then ending, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.



                         WHERE TO FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You may also inspect this material free of charge at the SEC's website at http://www.sec.gov. Finally, you may also inspect reports and other information concerning SpatiaLight at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SpatiaLight common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". SpatiaLight's website is located at http://www.spatialight.com.

                       DOCUMENTS INCORPORATED BY REFERENCE


      The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC (File No. 000-19828) are incorporated in this prospectus by reference:

      o Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended December 31, 2004, filed on April 27, 2005.

      o The description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under
            Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

      o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2004, filed on May 13, August 11, and November 15, 2004, respectively.

      o Current Reports on Form 8-K filed with the SEC on December 6, 2004, December 10, 2004 and December 22, 2004.

      o     Current  Report on Form  8-K/A  filed with the SEC on  December  22,
            2004.


      All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and before the termination of the offering of the shares under this prospectus shall be considered incorporated by reference in this prospectus and be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document, which also is considered to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any and all of the documents that have been incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Assistant Secretary of SpatiaLight, Inc., Five Hamilton Landing, Suite 100, Novato, California 94949 (telephone (415) 883-1693).



                DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board indemnify all other corporate personnel to the extent permitted by law.

      In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

      At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

================================================================================

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT AS OF ANY SUBSEQUENT DATE.





                                SPATIALIGHT, INC.

                             2,045,643 COMMON SHARES







                                   PROSPECTUS

                               _____________, 2005




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution.


      The following table itemizes the costs and expenses incurred by us in connection with the offering of the shares being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


      Item                                                         Amount
      ----                                                         ------
      SEC Registration Fee ...........................         $    1,179.78
      Accounting fees and expenses ...................         $   18,250.00*
      Legal fees and expenses ........................         $   50,000.00*
      Miscellaneous expenses .........................         $    1,000.00*
      Total ..........................................         $   70,429.78*


----------
*     Estimated

ITEM 15.  Indemnification of Directors and Officers.


      Our Restated Certificate of Incorporation, as amended, of the Registrant, filed November 6, 1991, provides in relevant part at paragraph 7, that


            The directors of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this certificate of incorporation, provided, however, that the provisions contained herein shall not eliminate such directors' liability if a judgment or other final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law; (ii) that the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) that the directors' acts violated the provisions of Section 719 of the New York Business Corporation Law.

      As authorized by Article V of the Registrant's Bylaws, directors and officers of the Registrant, and certain of the Registrant's employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the New York Business Corporation Law. Article V of the Registrant's Bylaws provides as follows:

            5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

            5.2 AUTHORIZATION. The provisions for indemnification set forth in Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders, (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

      The New York Business Corporation Law, Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors.
Section 721 provides that indemnification and advancement under the Business Corporation Law are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

      Section 722 of the Business Corporation Law provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

      Section 723 of the Business Corporation law provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers. We do not have in effect insurance policies providing both directors and officers liability coverage and corporate reimbursement coverage.

      The foregoing provisions provide for the indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The SEC takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16.  Exhibits.

      The following exhibits are filed with this Registration Statement unless otherwise indicated:

Exhibit No.          Description of Exhibit
-----------          ----------------------

1.1 Form of Underwriting Agreement with respect to common shares. +

3.1 Certificate of Incorporation, as amended (Amendments to document filed as Exhibit 3.1 to the Company's Amendment No. 1 to Form S-3 Registration Statement filed November 18, 1999).

3.2 Bylaws (incorporated by reference to Exhibit B to the Company's Form 8-K filed February 7, 1995).

4.3                  Form of Common Stock Certificate.

5.1                  Opinion of Bryan Cave LLP.*

23.1                 Consent of BDO Seidman, LLP, Independent  Registered Public
                     Accounting Firm.

23.2                 Consent  of  Odenberg,   Ullakko,  Muranishi  &  Co.  LLP.,
                     Independent Registered Public Accounting Firm.

23.3                 Consent  of Bryan  Cave LLP  (included  as part of  Exhibit
                     5.1).

24.1                 Power of attorney.


----------
+ To be filed by amendment or by a report on Form 8-K, to the extent applicable, in connection with an offering.

* To be filed by amendment.

ITEM 17. Undertakings.

            a.    The undersigned Registrant hereby undertakes:

            (1)   To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:


                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


                   (iii)To include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

            provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on April 27, 2005.


                                SPATIALIGHT, INC.

                                By: /s/ ROBERT A. OLINS
                                    --------------------------------------------
                                    Robert A. Olins
                                    Chief Executive Officer, Principal Financial
                                    and Accounting Officer, Secretary and
                                    Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                            Title                                            Date
---------                            -----                                            ----
/s/ Robert A. Olins                  Chief Executive Officer, Secretary, Treasurer    April 27, 2005
--------------------------------
Robert A. Olins                      and Director

*/s/ Lawrence J. Matteson            Director                                         April 27, 2005
--------------------------------
 Lawrence J. Matteson

*/s/ Claude Piaget                   Director                                         April 27, 2005
--------------------------------
 Claude Piaget

*/s/ Robert C. Munro                                                                  April 27, 2005
--------------------------------
 Robert C. Munro                     Director

Pursuant to Power of Attorney
filed as Exhibit 24.1.


*By: /s/ ROBERT A. OLINS
--------------------------------
         Robert A. Olins                                                              April 27, 2005
         (Attorney-in-fact)


EXHIBIT INDEX


Exhibit No.          Description of Exhibit
-----------          ----------------------

1.1 Form of Underwriting Agreement with respect to common shares. +

3.1 Certificate of Incorporation, as amended (Amendments to document filed as Exhibit 3.1 to the Company's Amendment No. 1 to Form S-3 Registration Statement filed November 18, 1999).

3.2 Bylaws (incorporated by reference to Exhibit B to the Company's Form 8-K filed February 7, 1995).

4.3                  Form of Common Stock Certificate.

5.1                  Opinion of Bryan Cave LLP.*

23.1                 Consent of BDO Seidman, LLP, Independent  Registered Public
                     Accounting Firm.

23.2                 Consent  of  Odenberg,   Ullakko,  Muranishi  &  Co.  LLP.,
                     Independent Registered Public Accounting Firm.

23.3                 Consent  of Bryan  Cave LLP  (included  as part of  Exhibit
                     5.1).

24.1                 Power of attorney.

----------
+ To be filed by amendment or by a report on Form 8-K, to the extent applicable, in connection with an offering.

* To be filed by amendment.